EXHIBIT 12-A

                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES
                Calculation of Ratio of Earnings to Fixed Charges
                                  (in millions)




                                    Nine Months                                For the Years Ended December 31
                              ------------------------     ---------------------------------------------------------------------
                                2000           1999            1999           1998            1997           1996           1995
                             ----------     ----------     -----------     ----------     -----------     ----------     ---------
Earnings
Income before income taxes    $  1,843.5    $  1,571.6      $  2,103.8      $  1,812.2     $  1,806.0      $  2,240.2     $  2,327.8
 Less equity in net income of
affiliated companies                21.3           2.6            24.9             2.3            1.0            55.3          255.4
Fixed charges                    6,588.4       5,324.0         7,219.3         6,936.8        6,294.4         6,257.9        6,007.3
                              ----------     ---------       ---------      ----------     -----------     ----------     ----------
Earnings before fixed         $  8,410.6    $  6,898.2      $  9,298.2      $  8,746.7     $  8,099.4      $  8,442.8     $  8,079.7
charges                       ==========    ==========      ==========      ==========     ==========      ==========     ==========

Fixed Charges
   Interest expense           $  6,565.3    $  5,305.1      $  7,193.4      $  6,910.4     $  6,268.2      $  6,235.7     $  5,987.8
   Rents                            23.1          18.9            25.9            26.4           26.2            22.2           19.5
                              ----------    ----------     -----------      ----------     ----------      ----------     ----------
   Total fixed charges        $  6,588.4    $  5,324.0      $  7,219.3      $  6,936.8     $  6,294.4      $  6,257.9     $  6,007.3
                              ==========    ==========      ==========      ==========     ==========      ==========     ==========
Ratio of earnings to fixed
  charges                            1.3           1.3             1.3             1.3            1.3             1.3            1.3
                             ==========     ==========     ===========       ==========     ==========     ==========     ==========


For purposes of the Ford Credit ratio, earnings consist of the sum of pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries, plus fixed charges. Fixed charges consist of interest on borrowed funds,amortization of debt discount, premium, and issuance expense, and one-third of all rental expense (the proportion deemed representative of the interest factor).


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